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                                                                  EXHIBIT 10.22


The following information represents summary indicative terms for a credit facility for Physicians' Specialty Corp. The terms represent a commitment to lend by NationsBank, N.A. (South). This information is confidential and may not be released by you or your representatives or agents, in written or verbal form, without the prior written consent of NationsBank.


                          PHYSICIANS' SPECIALTY CORP.
                              TERMS AND CONDITIONS
                                JANUARY 30, 1997



Borrower:         Physicians' Specialty Corp.

Lender:           NationsBank, N.A. (South)

Facility:         $20,000,000.00 Revolver/Term

Purpose and       For acquisitions of physician practices in the Otolaryngology field and
Use of Proceeds:  Related Subspecialties, and Complimentary Specialties, and for working capital purposes.

Working Capital   Up to $5,000,000.00 of the Facility may be used for working capital,
Sublimit:         based on an advance rate cap of 80% of accounts receivable.

Final Maturity:   Five years from closing date.

Closing Date:     On or before March 31, 1997.

Facility Fee: An up-front fee of 50 basis points, $10,000.00 of which is due at commitment acceptance, $15,000.00 of which is due by February 7, 1997, and $75,000.00 of which is due at time of loan closing.

Unused            A commitment fee of 37.5 basis points on the unused portion of the
Commitment Fee:   facility due quarterly in arrears.

Mandatory         Date:                                 Mandatory Commitment Reduction:
Commitment        ------------------------------------  ------------------------------------
Reductions:       1 year from closing                   None.
                  2 years from closing                  None.
                  3 years from closing                  33%
                  4 years from closing                  33%
                  5 years from closing                  33%

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Interest:         Borrower will have the option of NationsBank's Base Rate or the London Interbank Offered Rate ("LIBOR"), plus the Applicable Margin below. Applicable margins are based upon the ratio of Funded Debt to Cash Flow as defined in the covenants section.


                                           Applicable Margin
               Funded Debt/           ---------------------------
               Cash Flow              Prime Rate       Libor Rate
               ---------------------  ---------------  ----------
               =,> 2.5:1, =,< 3.0:1   50 basis points  200 bps
               =,> 2.0:1,   < 2.5:1   30               185
               =,> 1.0:1,   < 2.0:1    0               140
                 < 1.0:1               0               120


                  Interest shall be payable in arrears on the last day of each month in the case of Base Rate Loans, and on the last day of each interest period in the case of Libor Rate Loans, calculated on an actual/365 day basis for Base Rate Loans, and an actual/360 day basis for Libor Rate Loans.

                  The Borrower may select interest periods of 1, 2 or 8 months for Libor Rate Loans, subject to availability. There will be a maximum of five Libor contracts in place at any one time.

                  The interest rate will increase 2% per annum upon the occurrence and during the continuation of an Event of Default under the Credit Agreement. The Credit Agreement shall include standard increased cost and yield protection provisions.

Availability:     Under the $5,000,000.00 working capital sublimit:  Up to 80%
                  of accounts receivable, as long as all other covenants are met.

                  For Acquisition purposes: Up to $20,000,000.00 of the Facility is available to fund acquisitions based upon the following limitations:

                  Up to 2.5 times Borrower's historical EBITDA on a rolling four quarters basis. Acquisition EBITDA less any incremental increase in overhead not included in Borrower's EBITDA may be included if cash flows are verifiable with financial statements. However, EBITDA which is acquired in an acquisition in which the purchase price equals or exceeds $7,500,000.00 and in which the Facility is not funded for the acquisition, shall not be included in Acquisition EBITDA for purposes of calculating availability until Bank has received quarterly financial reporting which includes a full fiscal quarter of results of the acquired entity under the Management Services Agreement.



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                  Bank approval of an acquisition, regardless of whether funded with the Facility, shall be required whenever:

                  1.   The acquisition purchase price is
                       greater than 7 times the Acquisition EBITDA of the particular acquisition; or

                  2. Any acquisition which occurs in any 6 month calendar period in which the total purchase price of all acquisitions by the Borrower to date in the 6 month period is equal to or greater than $7,500,000.00; or

                  3.   A Material Acquisition:  A Material
                       Acquisition shall be defined as any acquisition in which the purchase price of the acquisition equals or exceeds $5,000,000.00.

                  At no time shall the balance of the Facility exceed $20,000,000.00.

Collateral:       A first priority lien on all accounts receivable, a double negative pledge on all of Borrower's assets, and an assignment of stock of all subsidiaries of Borrower now in existence, or hereafter created.

                  Seller Notes may not be collateralized with accounts receivable or other current assets. All seller notes must be subordinated to NationsBank.

Financial         Standard for transactions of this type, including but not
Covenants:        limited to: Maximum Total Funded Debt to sum of Borrower's
                  EBITDA and Acquisition EBITDA 3:1.

                  Maximum Total Funded Debt to Consolidated Capital .50:1.

                  Minimum Current Ratio 1.5:1.

                  Minimum Debt Service Coverage Ratio 1.5:1.

                  Minimum Interest Coverage Ratio: 2:.

                  Minimum Net Worth shall be the Borrower's actual net worth immediately following the IPO, plus 100% of positive net income each quarter, plus 100% of all additions to stockholders' equity from sale or issuance of stock.



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Miscellaneous     Those customarily found in transactions of this type and any
Covenants:        additional covenants appropriate in the context of this
                  particular transaction, including without limitation the following:

                  Restriction on Debt: the Borrower and its Subsidiaries will be prohibited from incurring Debt other than the following: (a) Debt pursuant to the Facility, (b) subordinated seller notes,
                  (c) certain business expenses and trade accounts payable in the ordinary course of business, and (d) purchase money debt in an amount not to exceed $750,000.00 in the aggregate.

                  Restriction on Contingent Obligation: the Borrower and its Subsidiaries will be prohibited from incurring contingent obligations other than permitted contingent obligations not to exceed $200,000.00 in the aggregate.

                  Restriction on Liens: the Borrower and its Subsidiaries will not permit any liens to exist other than liens in favor of the Bank, and liens to secure Purchase Money Debt not to exceed $750,000.00 in the aggregate.

                  Restrictions on Investments: the Borrower and its Subsidiaries will be prohibited from making advances and loans to, and equity investments in, any person except for the following:
                  (a) investments in Cash and Cash Equivalents, (b) loans and advances to employees for reasonable travel and business expenses in the ordinary course of business, (c) accounts receivable created, and prepaid expenses incurred, in the ordinary course of business, (d) loans to Affiliated Physicians not to exceed $500,000.00 in the aggregate.

                  Restrictions on Consolidations and Mergers: the Borrower or any Subsidiary will be prohibited from entering into any merger or consolidation with another person except that (a) any Subsidiary may merge or consolidate with another Person so long as (i) the Person surviving such merger or consolidation is the Borrower or wholly-owned Subsidiary, (ii) the transaction would otherwise constitute a Permitted Acquisition and (iii) immediately after giving effect thereto, no Default or Event of Default would exist, and (b) the Borrower may merge, consolidate or combine with another Person so long as
                  (i) the Borrower is the surviving corporation, (ii) the transaction would otherwise constitute a Permitted Acquisition and (iii) immediately after giving effect thereto, no Default or Event of Default would exist.

                  Restricted Payments: the Borrower will not declare or pay dividends (other than those payable solely in common stock), or make any other




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                  stockholder distributions to the shareholders of the Borrower or redemptions or purchases of the capital stock of the Borrower if an event of default has occurred or would occur as a result thereof.

                  Insurance: the Borrower and its Subsidiaries shall maintain adequate levels of insurance with companies acceptable with the Bank. The Borrower shall obtain and maintain Key Man life insurance on Richard Ballard in the amount of $1,000,000.00, and on Ramie Tritt in the amount of $5,000,000.00.

                  Compliance with Laws: the Borrower and its Subsidiaries must comply with ERISA, environmental and other laws.

                  Limitation on Sale of Assets: the Borrower and its Subsidiaries will be prohibited from selling or disposing of assets except for (a) sale of inventory in the ordinary course of business, (b) the sale or exchange of used or obsolete equipment for replacement equipment, (c) the sale, transfer or conveyance of assets from any Subsidiary to the Borrower or another Subsidiary if, immediately after giving effect thereto, no Default or Event of Default exists.

                  Financial and Business Information: the Borrower will be required to deliver to the Bank the following financial and business information: (a) within 45 days after each of the first three fiscal quarters, for the Borrower, the consolidated and consolidating balances sheets as of the close of such fiscal quarter and the related consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and for that portion of the fiscal year then ended in each case setting forth comparative figures for the related periods in the fiscal year and comparable budgeted figures for such period, all of which shall be certified by the Chief Financial Officer of the Borrower, subject to normal year-end adjustments; (b) within 120 days after the close of each fiscal year, for the Borrower, the consolidated and consolidating balance sheets as of the close of such fiscal year and the related consolidating and consolidated statements of income, retained earnings, and cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such period and certified (i) in the case of the consolidating statements, by the Chief Financial Officer of the Borrower, and (ii) in the case of the consolidated financial statements of the Borrower, by Arthur Anderson, or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Bank, together with a signed unqualified opinion of such accounting firm; (c) concurrently with the delivery of financial statements described in (a) and (b) above, a certificate of compliance with the Credit





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                  Documents signed by the Chief Financial Officer of the
                  Borrower, together with a covenant calculation worksheet, and an accounts receivable aging schedule; and (d) SEC reports and filings, management letters from auditors and other operating and financial information reasonably requested by the Bank.

                  Additionally, within 45 days of each fiscal quarter, Borrower shall provide Bank with a schedule of the management fees received from each Affiliated Practice.

                  Additionally, within 45 days prior to the close of the fiscal year, Borrower shall provide Bank with an operating budget for the following year.

                  Within 45 days prior to the close of each fiscal year, Borrower shall provide Bank with a capital expenditures budget for the new fiscal year.

                  Other Covenants: Other affirmative and negative covenants customarily found in transactions of this type and additional covenants appropriate in the context of this particular transaction.

Reporting         The following information will be required for each
Requirements on   acquisition.  This information is required not more than ten
Acquisitions:     business days after an acquisition which does not require Bank approval, and not less than ten business days prior to an acquisition which requires Bank approval:

                  (a) A description of the terms of the acquisition (including the purchase price and method and structure of payment).

                  (b) A description of the entities to be acquired, including the number and kinds of physicians, number of employees, and location of clinics.

                  (c) Two years of historical financial statements. An audit will be required whenever an Acquisition purchase price equals or exceeds $7,500,000.00 and the Facility is funded for the acquisition.

                  (d) Certificate indicating compliance with covenants on a pro-forma basis.

                  (e) Pro-forma "roll-up" based on prior 12 months of operating history, showing existing Borrower EBITDA and Acquisition EBITDA broken out.




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                  Pro-forma borrowing base will be required for each
                  acquisition requiring an advance under the credit facility, showing compliance with all covenants including the acquisition.

                  (f)  Copies of any loan documentation for seller notes.

Conditions        The funding of the Facility will be subject to satisfaction
Precedent:        of conditions precedent deemed appropriate by the Lenders for similar financings, and for this transaction in particular, including but not limited to the following:

                  Prior to closing the revolver Physicians' Specialty Corp. shall have successfully completed an initial public equity offering raising not less than $13,000,000 in net proceeds and all outstanding indebtedness shall have been repaid.

                  The Bank shall have received the following, and they shall be in form and substance satisfactory to Bank:

                  - A copy of the final version of the Management Services Agreement.

                  -     A copy of the Physician Employment Agreement.

                  The Bank shall have received the Management Succession Plan for the CEO, CFO, COO and Chairman positions.

                  All loan documentation for the Facility shall be satisfactory in form and substance to the Bank.

                  No material adverse change shall have occurred in the condition (financial or otherwise), operations, prospects or business of the Borrower.

                  The Bank shall have received such other opinions, certificates and agreements as it shall have requested in connection with the financing, all in form and substance satisfactory to the Bank. Other items may be required upon request of NationsBank's counsel.

Representations   Standard for transactions of this type.
and Warranties:

Definitions:      Total Funded Debt:  All borrowed money including but not
                  limited to advances under this credit facility, capitalized leases that are not subordinated to NationsBank's credit facility, and any seller notes.




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                  Borrower's EBITDA: Shall be the sum of earnings before
                  interest, income taxes, depreciation and non-cash amortization not adjusted for extraordinary gains or losses less any non-expensed payments to physicians for the prior four quarters.

                  Acquisition EBITDA: Shall be the "Management Fee" based on the prior four quarters revenue, as if the service agreement had been in effect for the previous four quarters.

                  Management Fee:  As defined in the Service Agreement.

                  Current Ratio: Current assets divided by current liabilities.

                  Debt Service Coverage Ratio: The sum of Borrower's EBITDA plus Acquisition EBITDA less cash taxes, less dividends, divided by the sum of : current maturities of long term debt plus interest expenses for the prior rolling four quarters.

                  Interest Coverage Ratio: Borrower EBITDA plus Acquisition EBITDA divided by interest expense for the prior rolling four quarters.

                  Consolidated Capital: The sum of consolidated stockholders' equity and consolidated debt.

                  Related Subspecialties: Medical practices which are Subspecialties to the Otolaryngology field. These may include: Pediatric Otolaryngology, Head and Neck Surgery, Rhinology, Allergy, Facial Plastics and Reconstructive Surgery, Otology, Neurotology, and Laryngology.

                  Complimentary Specialities: Medical practices which are complimentary to the Otolaryngology field. These may include: Audiology, Pulmonology, Sleep Medicine, Allergy, Plastic Surgery, Oral Surgery, Diagnostic Imaging, and Vascular Testing.

Events of Default:Standard for transactions of this type.

Funding           All requests for advances must be received by 2:00 p.m. at
Prerequisites:    the NationsBank office.  The minimum dollar amount of any
                  advance shall be $100,000. Advances for funding of Acquisitions must be pre-approved as explained above under Availability and Acquisition Reporting Requirements above.




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Commitment        This commitment shall expire unless accepted by the Borrower
Expiration:       no later than January 31, 1997, or if the transaction
                  contemplated hereunder has not been consummated on or before March 15, 1997. In addition, in the sole discretion of NationsBank, if a material adverse change in the financial condition of the Borrower has occurred then the Bank may terminate the commitment.

Expenses:         The Borrower shall pay all costs and expenses incurred by
                  the Bank in connection with the Bank's review, due diligence and closing of this transaction, including the fees and expenses of counsel to the Bank in connection with the negotiation and preparation of documentation for this transaction, whether or not this transaction closes.

Integration:      The terms set forth above represent the entire understanding between the Borrower and NationsBank with respect to the subject matter of this commitment, and this commitment supersedes any prior and contemporaneous agreements, commitments, discussions and understandings, oral or written, with respect to the subject matter of this commitment.

Governing Law:    This proposal and the Loan Documents shall be governed by and construed in accordance with the laws of the State of Georgia
                  (without regard to choice of law principals.)

Arbitration:      The Loan Documents will contain NationsBank's standard
                  arbitration clause for resolution of all disputes.


We are pleased to have this opportunity to expand our relationship with Physicians' Specialty Corp.


                                        Sincerely Yours,

                                        NATIONSBANK N.A. (SOUTH)

                                        Laura Gray
                                        Vice President

Accepted this ____ day of
January, 1997.

Physicians' Specialty Corp.

By:
   -------------------------




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